SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

THE TOPPS COMPANY, INC.

(Name of Registrant as Specified in Its Charter)

CRESCENDO ADVISORS LLC
CRESCENDO PARTNERS II L.P., SERIES Y
CRESCENDO INVESTMENTS II, LLC
ERIC ROSENFELD
ARNAUD AJDLER
TIMOTHY E. BROG
JOHN J. JONES
MICHAEL APPEL
JEFFREY D. DUNN
CHARLES C. HUGGINS
THOMAS E. HYLAND
THOMAS B. MCGRATH
MICHAEL R. ROWE
THE COMMITTEE TO ENHANCE TOPPS

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The Committee to Enhance Topps (the “Committee”) has filed a definitive proxy statement and a proxy supplement with the SEC in connection with the solicitation of proxies against a proposed merger between The Topps Company, Inc. (“Topps” or the “Company”) and a buyout group that includes Madison Dearborn Partners, LLC and an investment firm controlled by Michael Eisner, which will be voted on at a special meeting of the Company’s stockholders scheduled to be held on August 30, 2007.

Item 1: On August 2, 2007, the Committee delivered the following letter to the Company’s stockholders:

AN IMPORTANT MESSAGE TO THE TOPPS COMPANY, INC. STOCKHOLDERS
FROM THE COMMITTEE TO ENHANCE TOPPS

The Delaware Court of Chancery Has Ruled That The Company’s Proxy Statement
Contained Material Omissions and Materially Misleading Statements and Has Forced
The Company to Make Corrective Disclosures and Postpone the Special Meeting

ANY PREVIOUSLY SUBMITTED GOLD PROXY CARDS ARE NO LONGER VALID
Vote the GOLD Proxy Card Today Against the Ill-Advised Eisner Merger!

August 2, 2007

Dear Fellow Topps Stockholder:

Do Not Continue to Be Misled

Over the past several months, The Committee to Enhance Topps (the “Committee”) has highlighted several examples of “half-truths” and misleading statements made by The Topps Company, Inc (the “Company”). We have detailed serious shortcomings in Lehman Brothers’ fairness opinion, we have called attention to numerous conflicts of interest that we believe have tainted the sale process, and we have publicly raised significant concerns regarding the way the so-called “Executive Committee” of the Topps Board has mishandled the negotiations with Upper Deck.

We are not alone in our concerns and this should be clear to all of Topps stockholders. On June 14, 2007, the Delaware Court of Chancery, in its Opinion, echoed many of the same concerns.

The Delaware Court’s Opinion Speaks For Itself

Let us examine certain of the statements in the Company’s Proxy Statement found by the Delaware Court to be either “material omissions” or “materially misleading”:

•	“The [Company] Proxy Statement is Materially Misleading for Failing to Discuss the Advice Given to the Board About Valuation on January 25”

In its Opinion, the Delaware Court highlighted several dubious changes that Lehman made to its assumptions between a January 25th presentation and a March 1st presentation, changes which had the effect of driving down the value range of the Company and making the $9.75 Eisner offer appear more attractive. Describing one of these changes, the Opinion states, “At oral argument, counsel for Topps explained another change that Lehman made that is, if true, difficult to fathom as the product of rational thinking.”

•	“The [Company] Proxy Statement is Materially Misleading by Failing to Disclose [Arthur] Shorin’s Potentially Bid-deterring Statements to the Market”

We previously highlighted that it was disingenuous for Arthur Shorin (Topps’ CEO) to write in a letter to shareholders dated July 24, 2006 that soliciting bids for the sale of the Company was not in the Company’s best interest, while on the same day negotiating a proposed sale with Eisner behind closed doors. Here is what the Delaware Court had to say: “I agree, and find that the Proxy Statement is materially misleading by failing to disclose Shorin’s potentially bid-deterring statements to the market. Under Delaware law, when directors undertake to tell a story they must do it in a non-misleading manner.”

•	“The [Company] Proxy Statement Creates a Misleading Impression that Topps Managers Have Been Given No Assurances About Their Future by Eisner”

The Company’s Proxy Statement failed to disclose that Eisner’s first indication of interest and subsequent proposal stated that the Proposed Eisner Merger was “`designed to’ retain `substantially all of [Topps’s] existing senior management and key employees.’” The Company Proxy Statement also failed to disclose a conference call between Eisner and senior Topps executives, the purpose of which was for Eisner to personally reiterate assurances about management’s likely future that Eisner had previously conveyed to Allan Feder, a long-time friend of Shorin and a member of the so-called “Executive Committee”. “The [Company] Proxy Statement should have disclosed these facts” according to the Opinion.

Ask Yourself Whom You Should Trust

In light of the Opinion, the Committee asks the Company’s stockholders to consider whom they should trust to represent their best interests; (a) the so-called “Executive Committee” led by Mr. Shorin, who filed a misleading proxy statement and who seeks to tell you that a sale of the Company at $9.75 to Eisner is in your best interests (a sale, we note, that perpetuates Mr. Shorin’s son-in-law in office) or (b) the members of the Committee, whose sole interest as stockholders is seeking the highest price possible for the Company. We think that the answer is clear.

Do Not Continue to Be Misled

If the Board truly believed that the Eisner Merger provided full and fair value for your shares, then ask yourself why the Company and the so-called “Executive Committee” failed to correct their proxy materials until ordered by the Delaware Court. The Topps Board continues to tell you that they are committed to obtaining the best possible outcome for the Company’s stockholders. Do not be fooled! Here is what the Delaware Court has to say:

“Although [Arthur] Shorin and the other defendants claim that they truly desire to get the highest value and want nothing more than to get a topping bid from Upper Deck that they can accept, their behavior belies those protestations. In reaching that conclusion, I rely not only on the defendants’ apparent failure to undertake diligent good faith efforts at bargaining with Upper Deck, I also rely on the misrepresentations of fact about Upper Deck’s offer that are contained in Topps’s public statements.”

Conflicts of Interest Have Tainted the Sale Process

The so-called “Executive Committee” of the Topps Board is rife with conflicts of interest that have tilted the balance in favor of the Eisner Merger, even if it means less value for you, the Company’s stockholders. Consider the following conflicts of interest:

•	Arthur Shorin -- the future employment of his son-in-law, Scott Silverstein, the COO and President of the Company, depends on who purchases the Company.
•	Jack Nusbaum -- the Chairman of Willkie Farr, the outside law firm of the Company that stands to receive millions in legal fees from this transaction.
•	Allan Feder -- a former employee of the Company who is a long-time friend of the Shorin family.
•	Steve Greenberg -- a former employee of Michael Eisner at Disney and the current advisor of the CEO of Madison Dearborn with regard to its possible bid to acquire the Chicago Cubs.

Vote the GOLD Proxy Card Today Against the Eisner Merger!

The Committee continues to oppose the Eisner Merger because we believe that:

•	the $9.75 per share Merger consideration is inadequate;

•	the process that led to the signing of the Eisner Merger Agreement was flawed; and

•	a better alternative exists for maximizing stockholder value.

Eisner’s $9.75 offer price represents a meager 3% premium to the average closing price of the shares for the 20 trading days preceding the announcement of the Eisner Merger and was obtained through a flawed sale process. The Topps Board did not shop the Company prior to signing the Eisner Merger to get the highest possible price for stockholders but instead was satisfied to sell the business at an inadequate price to a buyer who promised to keep management in place.

A Better Alternative Exists for Maximizing Stockholder Value

Instead of selling today at an inadequate price, we believe that stockholders would be better served by voting down the $9.75 Eisner Merger and replacing the existing Board at the next annual meeting with a new slate of highly qualified business executives that, if elected, would engage in value enhancing activities for the benefit of ALL stockholders. In particular, we believe that Topps needs to fix its capital structure, upgrade its senior management team and continue to improve its operations. If elected, our nominees will conduct a modified “Dutch Auction” tender offer to buy back $110 million of shares between $10.00 to $10.50 per share - around 28% of the Company’s shares outstanding.

Putting its Money where its Mouth is, Crescendo Partners Will Not Tender its Shares in
the “Dutch Auction”

Our nominees would also seek to upgrade senior management by hiring a new CEO with extensive marketing and turnaround experience, and who will bring a fresh perspective to the organization. By contrast, Topps is currently managed day-to-day by Scott Silverstein, the CEO’s son-in-law, a former lawyer with no business experience beyond Topps.

We Believe That Topps’ Shares Could Be Worth an Enterprise Value (net of
debt) Between $16 and $18 Per Share in 2 Years

By focusing on these value-enhancing changes, the Committee believes that Topps’ shares could be worth an enterprise value (net of debt) between $16 and $18 per share in two years, not taking into account an M&A premium that could yield a higher valuation. We apparently are not the only ones who believe that there is significant intrinsic value to be unlocked in Topps. Sean P. McGowan, an analyst at Wedbush Morgan Securities who Forbes recently ranked #1 in the Leisure Equipment & Products industry in its 2007 Best Analysts-Earnings Estimators survey, stated the following in a Research Note dated June 19, 2007 regarding a scenario in which the Committee’s director nominees are elected to the Topps Board:

“We believe that this scenario might actually have been the one that could realize the most value over time, because we believe the company’s fortunes continue to improve and that better management could, over a period of 18-24 months, have produced value well in excess of $15 per share.”

PROTECT YOUR INVESTMENT BY VOTING AGAINST THE ILL-
ADVISED EISNER MERGER!

PREVIOUSLY SUBMITTED GOLD PROXY CARDS ARE NO LONGER
VALID

VOTE THE GOLD PROXY CARD TODAY!

If you have any questions, please feel to call us directly at (212) 319-7676. You may also call D.F. King & Co., Inc., which is assisting the Committee, toll-free at (800) 628-8532.

Sincerely yours,

Eric Rosenfeld & Arnaud Ajdler
The Committee to Enhance Topps

THE COMMITTEE’S HIGHLY QUALIFIED SLATE OF DIRECTOR NOMINEES

The Committee to Enhance Topps has assembled a slate of highly qualified director nominees who collectively have vast expertise in several areas, including entertainment, confectionary, strategic turnarounds, marketing, brand management and sports management. In addition to Arnaud Ajdler, Timothy Brog and John Jones who are current directors of Topps, our nominees include:

o	Michael R. Rowe has been President and CEO of Positive Impact, a sports and entertainment management consulting firm, since 1998. Mr. Rowe was President, Chief Operating Officer and part owner of the New Jersey Nets professional basketball franchise from 1995 to 2000, where he was in charge of both business and basketball operations.
o	Thomas B. McGrath has been Senior Managing Director of Crossroads Media, Inc., a specialized financial advisory firm for the entertainment and media business since 2005. He was previously Executive Vice President of Viacom Entertainment Group and President of Time Warner International Broadcasting and Senior Vice President, New Business Development at Time Warner’s Home Box Office unit.
o	Charles C. Huggins has been President and Owner of Sterling Confections LLC, and has been President of C. Huggins & Assoc. since 2005, owning and providing consulting and turnaround services to confectionary companies. Mr. Huggins was previously President and CEO of Joseph Schmidt Confections. Prior to that, Mr. Huggins spent over 20 years at See’s Candies, Inc.
o	Jeffrey D. Dunn was Chief Operating Officer of Nickelodeon Networks and President of Nickelodeon Enterprises from July 1994 through October 2006, where he oversaw all of Nickelodeon’s non-TV businesses, including licensing and merchandising, movie, online, publishing, live theatrical, hotel and theme park operations.
o	Michael C. Appel is Managing Director of Quest Turnaround Advisors, a firm that provides turnaround and crisis management services to Boards of Directors, management, creditors and shareholders of companies experiencing financial and operational difficulties, and has been with that firm since 1991.
o	Thomas E. Hyland retired from PricewaterhouseCoopers, LLP (“PWC”) in 2005 as Senior Partner. Mr. Hyland had over 30 years experience at PWC and at Coopers & Lybrand, where he had been Chairman of the Entertainment & Media Group, which provided a broad range of audit and consulting services to multinational clients in the Entertainment & Media industry, among them Dow Jones & Company, CBS, Universal Music, Major League Baseball Productions, Columbia Pictures Television, and Comedy Central.
o	Eric S. Rosenfeld has been the president and chief executive officer of Crescendo Partners L.P., a New York-based investment firm, since its formation in November 1998. Mr. Rosenfeld is currently Chairman of CPI Aerostructures, Computer Horizons and Rhapsody Acquisition Corp., and a director of Hill International, Emergis Inc. and Matrikon Inc. Mr. Rosenfeld was formerly the Chairman of the board of Spar Aerospace and a director of AD OPT Technologies, Pivotal Corporation, Geac Computer Corp., and Sierra Systems Group.

IF ELECTED, THESE HIGHLY QUALIFIED BUSINESS EXECUTIVES WILL
ENGAGE IN VALUE-ENHANCING ACTIVITIES FOR THE BENEFIT OF ALL
STOCKHOLDERS.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Committee to Enhance Topps (the “Committee”), together with the other participants named below, has made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement, a proxy supplement and an accompanying proxy card to be used to solicit votes in connection with the solicitation of proxies against a proposed merger between The Topps Company, Inc. (the “Company”) and a buyout group that includes Madison Dearborn Partners, LLC, and an investment firm controlled by Michael Eisner, which will be voted on at a meeting of the Company’s stockholders (the “Merger Proxy Solicitation”).

Crescendo Advisors (“Crescendo Advisors”), together with the other participants named below, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of its nominees at the 2007 annual meeting of stockholders of Topps (the “Annual Meeting Proxy Solicitation”).

THE COMMITTEE AND CRESCENDO ADVISORS ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT, AND OTHER PROXY MATERIALS, INCLUDING PROXY SUPPLEMENTS, IN CONNECTION WITH EACH OF THE MERGER PROXY SOLICITATION AND THE ANNUAL MEETING PROXY SOLICITATION AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATIONS WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, D.F. KING & CO., INC. AT ITS TOLL-FREE NUMBER: (800) 628-8532.

The participants in the Merger Proxy Solicitation are Crescendo Advisors LLC, a Delaware limited liability company (“Crescendo Advisors”), Crescendo Partners II, L.P., Series Y, a Delaware limited partnership (“Crescendo Partners”), Crescendo Investments II, LLC, a Delaware limited liability company (“Crescendo Investments”), Eric Rosenfeld, Arnaud Ajdler and The Committee to Enhance Topps (the “Merger Proxy Solicitation Participants”).

The participants in the Annual Meeting Proxy Solicitation include the Merger Proxy Solicitation Participants, together with Timothy E. Brog, John J. Jones, Michael Appel, Jeffrey D. Dunn, Charles C. Huggins, Thomas E. Hyland, Thomas B. McGrath and Michael R. Rowe (the “Annual Meeting Proxy Solicitation Participants”). Together, the Merger Proxy Solicitation Participants and the Annual Meeting Proxy Solicitation Participants are referred to herein as the “Participants.”

Crescendo Advisors beneficially owns 100 shares of common stock of the Company. Crescendo Partners beneficially owns 2,547,700 shares of common stock of the Company. As the general partner of Crescendo Partners, Crescendo Investments may be deemed to beneficially own the 2,547,700 shares of the Company beneficially owned by Crescendo Partners. Eric Rosenfeld may be deemed to beneficially own 2,547,900 shares of the Company, consisting of 100 shares held by Eric Rosenfeld and Lisa Rosenfeld JTWROS, 2,547,700 shares Mr. Rosenfeld may be deemed to beneficially own by virtue of his position as managing member of Crescendo Investments and 100 shares Mr. Rosenfeld may be deemed to beneficially own by virtue of his position as managing member of Crescendo Advisors. Mr. Ajdler beneficially owns 2,301 shares of the Company.

Timothy E. Brog beneficially owns 133,425 shares of common stock of the Company, John J. Jones beneficially owns 2,301 shares of common stock of the Company, and none of Michael Appel, Jeffrey D. Dunn, Charles C. Huggins, Thomas E. Hyland, Thomas B. McGrath and Michael R. Rowe beneficially own any shares of common stock of the Company.